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                                                                     EXHIBIT 5.1


                                   May 8, 2001


The TJX Companies, Inc.
770 Cochituate Road
Framingham, Massachusetts 01701

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of $517,500,000 aggregate principal amount of Liquid Yield Option Notes due 2021 (the "LYONs") of The TJX Companies, Inc. (the "Company") and 8,452,586 shares of common stock, $1.00 par value per share, (the "Shares") issuable upon conversion of the LYONs. The LYONs and the Shares are being registered on behalf of the holders of the LYONs.

     We have acted as counsel for the Company in connection with the preparation and filing of the Registration Statement. For purposes of our opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents, records, certificates and instruments as we have deemed necessary. We have assumed the genuineness and authenticity of all documents submitted to us as originals and of all documents submitted to us as copies.

     We express no opinion as to the applicability of, compliance with or effect of the law of any jurisdiction other than The Commonwealth of Massachusetts, the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States of America.

     Based upon the foregoing, we are of the opinion that:

     1. The LYONs have been duly and validly authorized and issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application affecting the rights and remedies of creditors or by general principles of equity regardless of whether applied in proceedings in equity or at law; and
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The TJX Companies, Inc..             -2-                             May 8, 2001


     2. The Shares, when issued upon conversion of the LYONs, will be duly authorized, validly issued and fully paid and nonassessable.

     We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."


                                           Very truly yours,

                                           /s/ Ropes & Gray

                                               Ropes & Gray